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                                                                    EXHIBIT 4.1

                       PREFERRED STOCK SERIES DESIGNATION

                    PACKAGED ICE, INC., A TEXAS CORPORATION

                           CERTIFICATE OF RESOLUTION

                         Providing for the Issuance of
                                Preferred Stock
                        Pursuant to Article 2.13 of the
                         Texas Business Corporation Act

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         PACKAGED ICE, INC., a Texas corporation (the "Corporation"), certifies that pursuant to the authority contained in Article Four of its Articles of Incorporation, and in accordance with the provisions of Article 2.13 of the Texas Business Corporation Act, its Board of Directors adopted by unanimous written consent, in lieu of a special meeting, dated November 14, 1997, the following resolutions creating and providing for the issuance of a series of shares of Preferred Stock as hereinafter described, and further providing for the voting powers, designations, preferences, and relative, participating, optional or other rights thereof, and the qualifications, limitations or restrictions thereof, in addition to those set forth in said Articles of Incorporation, all in accordance with the provisions of Article 2.13 of the Texas Business Corporation Act (the "Act"):

         BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation under Article Four of the Articles of Incorporation, which creates and authorizes 5,000,000 shares of preferred stock of the par value of $.01 per share, hereinafter called the "Preferred Stock," of which (i) 450,000 shares have been designated as the Series A Convertible Preferred Stock, (ii) 200,000 shares have been designated as the Series B Convertible Preferred Stock, and (iii) 500,000 shares have been designated as the 10% Exchangeable Preferred Stock, the Board of Directors hereby provides for the issuance of a series of 100 shares of Preferred Stock of the par value of $.01 per share, as follows:

         1. Designation. There is hereby created a series of Preferred Stock of the Corporation to be designated "Series C Preferred Stock" with a liquidation preference of $10.00 per share (hereinafter referred to as the "Series C Preferred Stock") consisting of 100 shares of Series C Preferred Stock, and to the extent that the designations, preferences, limitations and relative rights of the Series C
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Preferred Stock are not stated in the Articles of Incorporation of the
Corporation, they are hereby fixed and herein stated, as set forth below.

         2. Dividends. The Holders (this and certain other initially capitalized terms used herein have the meanings specified in Section 8 hereof) of shares of Series C Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends. The amount of dividends payable in respect of each share of Series C Preferred Stock shall be equal to the amount of dividends declared and paid on each share of the Corporation's Common Stock, $.01 par value per share (the "Common Stock"). No dividend shall be paid or declared on any share of the Common Stock, unless a dividend, payable in the same consideration and manner and at the same time (and having identical record dates), is simultaneously paid or declared, as the case may be, on each share of Series C Preferred Stock in an amount determined as set forth above nor shall any dividend be paid or declared on any share of Series C Preferred Stock, unless a dividend, payable in the same consideration and manner and at the same time (and having identical record dates), is simultaneously paid or declared, as the case may be, on each share of the Common Stock, in each case without preference or priority of any kind. For purposes of this Section 2, the term "dividends" shall include any pro rata distribution by the Corporation of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings.

         3.      Liquidation Preference.

                 (i) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after there shall have been paid, or set apart for payment, to the holders of the outstanding shares of any class having preference over the Series C Preferred Stock the preferential amounts as to which they are respectively entitled, the Holders of the Series C Preferred Stock shall be entitled to share ratably with the holders of the Common Stock (and all other classes and series of stock entitled to participate with the Common Stock) in the remaining assets of the Corporation on a pro rata basis per share, provided that in the event that such payment would be less than $10.00 per share of the Series C Preferred Stock, the Holders of the Series C Preferred Stock shall instead be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, an amount per share of Series C Preferred Stock equal to $10.00 per share (or if less than $10.00 per share is available for distribution in respect of the Series C Preferred Stock, then all such


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remaining funds shall be distributed pro rata in respect of the Series C
Preferred Stock), before any payment or distribution shall be made to the holders of the Common Stock (or any other class or series of stock entitled to participate with the Common Stock). If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the Holders of shares of Series C Preferred Stock or the holders of any capital stock ranking on a parity with the Series C Preferred Stock upon liquidation, dissolution or winding up of the Corporation, shall be insufficient to pay in full the preferential amounts to which such stock would be entitled, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were payable in full.

                 (ii) At any time, in the event of the merger or consolidation of the Corporation into or with another corporation or the merger or consolidation of any other corporation into or with the Corporation or a plan of exchange between the Corporation and any other corporation (in which consolidation or merger or plan of exchange any shareholders of the Corporation receive cash or securities or other property), or the sale, transfer or other disposition of all or substantially all of the assets of the Corporation, then, subject to the provisions of this section, such transaction shall be deemed, solely for purposes of determining the amounts to be received by the holders of the Series C Preferred Stock in such merger, consolidation, plan of exchange, sale, transfer or other disposition, to be a liquidation or dissolution of the Corporation if the holders of a majority of the outstanding shares of Series C Preferred Stock so elect by giving written notice thereof to the Corporation at least two (2) days before the effective date of such transaction. The Corporation shall give each holder of record of Series C Preferred Stock written notice of such impending transaction not later than fourteen (14) days prior to the shareholders' meeting of the Corporation called to approve such transaction, or fourteen (14) days prior to the closing of such transaction, whichever is earlier, and shall also notify such Holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the transaction and of this section (including, without limiting the generality of the foregoing, a description of the value of the consideration, if any, being offered to the holders of the Series C Preferred Stock in the transaction and the amount to which such holders would be entitled if such transaction were (as described above) to be deemed to be a liquidation or dissolution of the Corporation), and the Corporation shall thereafter give such holders prompt notice of any material changes to such terms and conditions. The transaction shall in no event take place sooner than fourteen (14) days after the mailing by the Corporation of the first





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notice provided for herein or sooner than ten (10) days after the mailing by the Corporation of any notice of material changes provided for herein; provided, however, that such periods may be reduced upon the written consent of the holders of a majority of outstanding shares of Series C Preferred Stock.

         4.      Voting Rights.

                 (i) Subject to Section 4(v) hereof, so long as Culligan Water Technologies, Inc., a Delaware corporation ("Culligan"), and Erica Jesselson, together with their respective affiliates (collectively, the "Investors"), continue to collectively own at least fifty percent (50%) of the Fully Diluted Warrant Common Stock, the Holders of outstanding shares of the Series C Preferred Stock shall be entitled to an aggregate number of votes equal to the aggregate number of whole shares of Common Stock purchasable by the Investors under the Warrants (as if the Warrants were exercised in full prior to the date fixed for the determination of shareholders entitled to so vote or consent), at each meeting of shareholders of the Corporation (and with respect to written actions of shareholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration including, without limitation, the election of directors.

                 (ii) In addition, subject to Section 4(v) hereof, the Holders of outstanding shares of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect two members of the Board of Directors of the Corporation, so long as the Investors continue to collectively own at least fifty percent (50%) of the Fully Diluted Warrant Common Stock.

                 (iii) In addition, so long as any shares of the Series C Preferred Stock are outstanding, the Corporation shall not amend this Certificate of Resolution so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders of shares of Series C Preferred Stock or to authorize the issuance of any additional shares of Series C Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Series C Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at a meeting.

                 (iv) In any case in which the Holders of shares of the Series C Preferred Stock shall be entitled to vote pursuant to Section 4(i) hereof, each Holder of shares of the Series C Preferred Stock shall be entitled to a number of





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votes (rounded up to the nearest whole vote) equal to the product of (a) the aggregate number of votes to which the Holders of all outstanding shares of the Series C Preferred Stock are entitled pursuant to Section 4(i) hereof multiplied by (b) a fraction, of which the numerator shall be the number of shares of Series C Preferred Stock held by such Holder, and of which the denominator shall be the aggregate number of shares of Series C Preferred Stock then outstanding. In any case in which the Holders of shares of the Series C Preferred Stock shall be entitled to vote pursuant to Section 4(ii) or 4(iii) hereof, each Holder of shares of the Series C Preferred Stock shall be entitled to one vote for each share of Series C Preferred Stock held. No shares of Series C Preferred Stock owned by the Corporation or any Person directly or indirectly controlled by the Corporation shall be considered outstanding for purposes of this Section 4.

                 (v) The voting rights set forth in Sections 4(i) and 4(ii) hereof shall be effective only at such time or times that Culligan owns less than twenty percent (20%) of the Fully Diluted Common Stock.

         5.      Optional Redemption.

                 (i) At any time on or after the Trigger Date (but in no event prior thereto), the Corporation may (subject to contractual and other restrictions with respect thereto and to applicable provisions of the Act and the legal availability of funds therefor), at the option of the Board of Directors, redeem, in the manner provided in Section 5(ii) hereof, all, but not less than all, of the shares of the Series C Preferred Stock, at a cash redemption price of $10.00 per share (the "Redemption Price").

                 (ii) Procedures for Redemption. (1) At least 20 days and not more than 60 days prior to the date fixed for redemption of the Series C Preferred Stock, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption at such Holder's address as the same appears on the stock register of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series C Preferred Stock except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

                 (A)      the Redemption Price;





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                 (B)      the Redemption Date;

                 (C) the place or places where certificates representing the shares of Series C Preferred Stock are to be surrendered for redemption and the manner in which such certificates are to be surrendered; and

                 (D) that the Holder is to surrender to the Corporation, at the place or places referred to in clause (C) above, in the manner designated and at the Redemption Price, the certificate or certificates representing the shares of Series C Preferred Stock.

                          (2)  Each Holder of Series C Preferred Stock shall
surrender the certificate or certificates representing such shares of Series C Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

                          (3)  Unless the Corporation defaults in the payment
in full of the Redemption Price, the Holders of such shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Redemption Price, without interest.

         6. Reissuance of Series C Preferred Stock. Shares of Series C Preferred Stock that have been issued and reacquired by the Corporation or any of its subsidiaries in any manner, including shares purchased or redeemed, shall be cancelled and shall not be reissued.

         7. Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.





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         8.  Definitions.  As used in this Certificate of Resolution, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                 "Business Day" means any day other than a Legal Holiday.

                 "Fully Diluted Common Stock" means, as of any date of determination, the sum of (x) the number of shares of Common Stock outstanding as of such date plus (y) the number of shares of Common Stock issuable upon the conversion, exchange or exercise of any then outstanding rights, warrants or options to purchase Common Stock or any securities convertible into or exchangeable for Common Stock (whether or not such rights, warrants, options or convertible or exchangeable securities are then exercisable or exchangeable or "in-the-money").

                 "Fully Diluted Warrant Common Stock" means, as of any date of determination, the sum of (x) the number of shares of Common Stock theretofore issued upon exercise of the Warrants plus (y) the number of shares of Common Stock then underlying the Warrants; and for purposes of Section 4 hereof and for purposes of the definition of "Trigger Date" below, the holders of the Warrants shall be deemed to own the number of shares of Common Stock then underlying the Warrants.

                 "Holder" means a holder of shares of Series C Preferred Stock.

                 "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

                 "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                 "Redemption Date" means the date on which the shares of Series C Preferred Stock are to be redeemed by the Corporation in accordance with
Section 5 hereof.





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                 "Trigger Date" means the first date on which the Investors cease to collectively own at least fifty percent (50%) of the Fully Diluted Warrant Common Stock.

                 "Warrants" means those certain Common Stock Purchase Warrants
originally issued on December    , 1997 with respect to an aggregate of
1,923,077 (subject to adjustment) shares of Common Stock (including additional warrants issued pursuant to Section 4.7 of each of the Securities Purchase Agreements, dated December 2, 1997, between the Corporation and each of Culligan Water Technologies, Inc. and Erica Jesselson) and any warrants or similar instruments issued upon transfer thereof, or in exchange or substitution therefor.





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                 RESOLVED, that, before the Corporation shall issue any shares of the Series C Preferred Stock, a certificate pursuant to Article 2.13 of the Act shall be made, executed, acknowledged, filed and recorded in accordance with the provisions of said Article 2.13; and the proper officers of the Corporation are hereby authorized and directed to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposes and intent of this and the foregoing resolutions.





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                 IN WITNESS WHEREOF, said PACKAGED ICE, INC. has caused this
Certificate to be duly executed by its President this 2nd day of December, 1997.

                                               PACKAGED ICE, INC.



                                               By:
                                                  ---------------------------
                                                  Name:  A.J. Lewis III
                                                  Title: President





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